Exhibit 99.1

Intellicheck Appoints Two New Board Members

Intellicheck (Nasdaq: IDN), an industry leader in identification authentication solutions, today announced the appointment of two new members to the company’s board of directors, effective, today, March 11, 2020.

Joining the board are KBBO Americas CEO Dylan Glenn and Intellicheck CEO Bryan Lewis.

“We are excited to welcome Dylan Glenn and Bryan Lewis to our board of directors. They bring decades of leadership and expertise in key areas that are essential to our future direction and operational success. We believe the insight and perspective they bring will be invaluable to the company and the board,” said Intellicheck Chairman of the Board Guy L. Smith.

KBBO Americas is the U.S.-based investment vehicle for the KBBO Group, a diversified investment company headquartered in the United Arab Emirates. Prior to joining the KBBO Group, Glenn was Senior Managing Director of Guggenheim Partners, which he joined in 2005. He currently serves as Chairman of Guggenheim KBBO Partners. While at Guggenheim Partners, Glenn led the firm’s Government Relations efforts in Washington and was a Member of the Guggenheim Partners Public Affairs Committee. Prior to joining Guggenheim, he served as Deputy Chief of Staff to Governor Sonny Perdue of Georgia. Glenn also served in the White House in Washington, D.C. as Special Assistant to President George W. Bush for Economic Policy. In his role as Special Assistant to the President, he was a member of the National Economic Council team advising the President on various economic issues.

Lewis has been CEO of Intellicheck for two years. He joined the company with over 30 years of global leadership positions in operations and sales in the financial services and financial technology sectors. Lewis has a demonstrated ability to scale both high-growth and under-performing companies to create significant shareholder value. Prior to joining Intellicheck, he was Chief Operating Officer of Third Bridge, Inc. where he oversaw the growth of the company from 100 to 600 employees and a CAGR of 56% in a four-year period. Previously, Lewis held senior leadership positions at BondDesk (sold to TradeWeb), TheMarkets.com (sold to Capital IQ), Reuters, Barra (sold to MSCI) and Bloomberg.

About Intellicheck

Intellicheck (Nasdaq: IDN) is a trusted industry leader in technology solutions that stop identity theft and fraud with real-time identification authentication and age verification. We make it possible for our clients to increase revenues, improve customer service, and increase operational efficiencies. The company is focused on partnering with banks, credit card issuers and retailers to prevent fraud. Intellicheck also serves law enforcement agencies, national defense clients and diverse state and federal government agencies. For more information on Intellicheck, visit http://www.intellicheck.com/ and follow Intellicheck on Twitter, on Facebook, on LinkedIn and on YouTube.

Contacts

Media and Public Relations: Sharon Schultz (302) 539-3747

Investor Relations: Gar Jackson (949) 873-2789